CITICORP
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                                YEAR ENDED DECEMBER 31,               Six Months
                                                                                       June 30,
EXCLUDING INTEREST ON DEPOSITS:         1999     1998     1997     1996     1995     2000     1999
                                       ------   ------   ------   ------   ------   ------   ------

FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)           3,925    4,162    4,042    3,911    4,574    2,054    2,115
     INTEREST FACTOR IN RENT EXPENSE      205      190      169      159      150      110      109
                                       ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES             4,130    4,352    4,211    4,070    4,724    2,164    2,224
                                       ------   ------   ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES                8,293    4,916    6,109    6,377    5,929    6,017    3,938
     FIXED CHARGES                      4,130    4,352    4,211    4,070    4,724    2,164    2,224
                                       ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                   12,423    9,268   10,320   10,447   10,653    8,181    6,162
                                       ======   ======   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS      3.01     2.13     2.45     2.57     2.26     3.78     2.77
                                       ======   ======   ======   ======   ======   ======   ======

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                  14,700   15,671   13,655   12,885   13,476    8,055    7,547
     INTEREST FACTOR IN RENT EXPENSE      205      190      169      159      150      110      109
                                       ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES            14,905   15,861   13,824   13,044   13,626    8,165    7,656
                                       ------   ------   ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES                8,293    4,916    6,109    6,377    5,929    6,017    3,938
     FIXED CHARGES                     14,905   15,861   13,824   13,044   13,626    8,165    7,656
                                       ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                   23,198   20,777   19,933   19,421   19,555   14,182   11,594
                                       ======   ======   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS      1.56     1.31     1.44     1.49     1.44     1.74     1.51
                                       ======   ======   ======   ======   ======   ======   ======

On August 4, 1999, CitiFinancial Credit Company ("CCC"), an indirect wholly owned subsidiary of Citigroup, became a subsidiary of Citicorp Banking Corporation, a wholly owned subsidiary of Citicorp Banking Corporation, a wholly owned subsidiary of Citicorp. Citicorp has issued a guarantee of all outstanding long-term debt and commercial paper of CCC.